EXHIBIT 21

                         Subsidiaries of the Registrant


Auto-trol Technology Corporation, a Colorado corporation, has the following subsidiaries, incorporaed in the jurisdictions noted and doing business under the names indicated.

        Subsidiary                               Jurisdiction of Incorporation

        Auto-trol International Corporation                 Colorado
        Centra 2000, Inc.                                   Colorado
        Auto-trol Technology (Canada) Ltd.                  Alberta
        Auto-trol Technology GmbH                           Germany
        Centra Technology Ltd.                          United Kingdom